Red Robin Gourmet Burgers Reports Results for the Fiscal Third Quarter Ended October 5, 2014

Greenwood Village, CO – November 4, 2014– Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended October 5, 2014 compared to the 12 weeks ended October 6, 2013.
Third Quarter Financial Highlights

•	Revenues were $267.4 million, an increase of 15.9% over the same period a year ago

•	Comparable restaurant revenue increased 0.9% over the same period a year ago

•
Excluding acquired restaurants, restaurant-level operating profit, as a percent of restaurant revenue, was 20.1% compared to 20.4% in the third quarter of 2013. Total reported restaurant-level operating profit was 19.5% (See Schedule II)

•	Earnings per diluted share were $0.50, an increase of 56.3% compared to $0.32 for the same period a year ago

Net income was $7.2 million compared to $4.7 million for the same period a year ago. Third quarter results included $0.4 million or $0.03 per diluted share of after-tax acquisition costs and $0.5 million or $0.04 per diluted share from a tax credit. Year to date through the Company’s fiscal third quarter 2014, net income was $28.6 million compared to $25.3 million for the same period a year ago. Year to date adjusted net income of $29.0 million excludes an after-tax adjustment for executive transition costs of $0.4 million or $0.03 per diluted share. Year to date adjusted earnings per diluted share was $2.00, compared to $1.75 a year ago. See Schedule I for a reconciliation of adjusted net income and earnings per share.
“We are pleased with our performance during the third quarter,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “We continue to focus on delivering superior value to our guests with great menu items and transforming our restaurants with new environments and elevated service.”
Operating Results
Total Company revenues, which include Company-owned restaurant revenue and franchise royalties, increased $36.7 million or 15.9% to $267.4 million in the third quarter of 2014 from $230.7 million in the third quarter of 2013. Restaurants acquired in 2014 had $23.1 million of restaurant revenue.
System-wide restaurant revenue (including franchised units) for the third quarter of 2014 totaled $330.9 million, compared to $314.5 million for the third quarter in 2013 at constant currency rates.
Comparable restaurant revenue increased 0.9% in the third quarter of 2014 compared to the prior year. In the third quarter, guest counts decreased 2.3%, while average guest check increased 3.2%. Comparable restaurants are those Company-owned restaurants that have achieved five full quarters of operations during the period presented, and such restaurants are only included in our comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margins (a non-GAAP financial measure) were 19.5% in the third quarter of fiscal year 2014 compared to 20.4% in the third quarter of fiscal year 2013, a decline of 90 basis points. Excluding acquired restaurants, restaurant-level operating profit margins decreased 30 basis points to 20.1%, primarily due to higher food and beverage costs as a percentage of sales. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance

Casual Dining Restaurants (1)	Q3-2014	Q3-2013
Average weekly sales per unit:
Company-owned – Total	$54,684	$55,029
Company-owned – Comparable	$55,458	$54,947
Franchised units (2)	$57,011	$54,196
Total operating weeks:
Company-owned units(3)	4,803	4,108
Franchised units(3)	1,176	1,618
_________________________________________________________
(1) Excludes Red Robin Burger Works® fast casual restaurants which had 84 and 60 operating weeks in the third quarter of 2014 and 2013
(2) Calculated at constant currency rates
(3) Inclusive of the acquisition of 32 franchised restaurants in the U.S. and Canada that was completed on July 14, 2014
Other Results
Depreciation and amortization costs increased $1.8 million to $15.2 million in the third quarter of 2014 compared to $13.4 million in the third quarter of 2013. The increased depreciation was primarily related to new restaurants acquired and opened since the third quarter 2013 and restaurants remodeled under our brand transformation initiative.
General and administrative costs were $20.1 million, a decrease of $0.5 million from the third quarter of fiscal year 2013, due mainly to a decrease in incentive compensation.
Selling expenses were $7.7 million, or 2.9% of revenue, in the third quarter of fiscal year 2014, compared to $6.8 million or 3.0% of revenue a year ago. The increase in selling expenses is primarily due to increased marketing program costs and gift card program growth.
Pre-opening and acquisition costs in the fiscal third quarter of 2014 totaled $2.6 million compared to $2.5 million in the comparable period a year ago. Acquisition costs totaled $0.6 million in the third quarter of 2014 related to the purchase of 32 Red Robin franchised restaurants.
The Company had an effective tax rate of 12.5% in the third quarter of fiscal year 2014, bringing the year to date effective tax rate to 23.9%, compared to 24.2% a year ago.
Restaurant Development and Acquisitions
As of the end of the third quarter of 2014, there were 402 Company-owned Red Robin® restaurants, seven Red Robin Burger Works® and 98 franchised Red Robin restaurants for a total of 507 restaurants. A year ago, there were 345 Company-owned restaurants, five Red Robin Burger Works and 135 franchised locations. In the third quarter of fiscal 2014, the Company opened six new Red Robin restaurants, closed one restaurant, and acquired 32 restaurants.
As previously announced, on July 14, 2014, the Company completed the acquisition of 32 franchised restaurants in the U.S. and Canada for $40 million. The 32 franchised restaurants generate approximately $90 million in restaurant revenue on an annualized basis.
Balance Sheet and Liquidity
As of October 5, 2014, the Company had cash and cash equivalents of $19.9 million and total debt of $156.1 million, including $8.7 million of capital lease liabilities. The Company increased debt by $19.0 million during the third quarter.
During the third quarter, the Company purchased 326,157 shares of treasury stock for $17.6 million. As of October 5, 2014, there were approximately $19.3 million remaining under the current board authorization for stock repurchases.

Updated Outlook for 2014
Red Robin’s 2014 fiscal year consists of 52 weeks and will end on December 28, 2014.
In fiscal year 2014, the Company expects comparable restaurant revenue growth approaching 3.0%. The Company plans to open 19 new Red Robin restaurants and three Red Robin Burger Works resulting in operating week growth of over 6.0%. Restaurants acquired in 2014 are expected to add revenues of $24 million in the fourth quarter of 2014 and will reduce franchise royalties by approximately $0.7 million.
Capital investments in fiscal year 2014 are expected to be approximately $100 million, excluding approximately $51 million related to acquisitions. In addition to the new restaurant openings, the Company also plans to remodel at least 65 Red Robin restaurants as part of its brand transformation initiative as well as expand patio seating in a few locations.
Restaurant-level operating profit margins in fiscal year 2014 are expected to be approximately 21.3%.
General and administrative costs are expected to be approximately $93 million, while selling expenses are expected to be approximately 3.3% of sales considering increased gift card sales. Pre-opening and acquisition costs are expected to total near $8.5 million in fiscal 2014, of which $2.5 million relates to acquisition and integration costs. Depreciation and amortization is projected to be approximately $64.5 million.
Interest expense is expected to be approximately $3.2 million while the income tax rate in fiscal year 2014 is expected to be approximately 24.5%.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2014 is estimated to be $0.30 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.07, and a change of approximately $190,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its third quarter 2014 results today at 10:00 a.m. ET. The conference call number is (877) 780-3381, or for international callers (719) 325-2313. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, November 11, 2014. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 5775183.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, recently earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements
Forward-looking statements in this press release regarding our expectations related to strategic initiatives, restaurant revenue (including from acquired franchised restaurants), franchise royalties, new restaurant openings and operating weeks, capital investments including our brand transformation initiative and restaurant remodeling, future economic performance, anticipated costs, expenses, tax rate, sensitivity of earnings per share, and other financial measures, statements under the heading “Updated Outlook for 2014” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s marketing strategies, loyalty program, and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the ability to successfully integrate and achieve anticipated revenues from recently acquired restaurants; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; the macro economic and competitive environment; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2014	October 6, 2013	October 5, 2014	October 6, 2013
Revenues:
Restaurant revenue	$263,883	$226,844	$850,696	$762,647
Franchise royalties, fees and other revenue	3,493	3,829	13,297	12,674
Total revenues	267,376	230,673	863,993	775,321

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	68,241	57,253	216,150	190,259
Labor	88,918	76,624	282,410	255,154
Other operating	34,124	29,463	105,744	95,016
Occupancy	21,222	17,132	64,122	56,484
Depreciation and amortization	15,209	13,436	48,216	44,589
General and administrative	20,106	20,647	72,645	71,480
Selling	7,725	6,834	27,928	21,995
Pre-opening costs and acquisition costs	2,605	2,482	7,045	4,607
Total costs and expenses	258,150	223,871	824,260	739,584

Income from operations	9,226	6,802	39,733	35,737

Other expense:
Interest expense, net and other	986	624	2,134	2,387

Income before income taxes	8,240	6,178	37,599	33,350
Provision for income taxes	1,032	1,517	8,977	8,070
Net income	$7,208	$4,661	$28,622	$25,280
Earnings per share:
Basic	$0.51	$0.33	$2.00	$1.78
Diluted	$0.50	$0.32	$1.97	$1.75
Weighted average shares outstanding:
Basic	14,216	14,328	14,299	14,189
Diluted	14,397	14,600	14,516	14,472

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 5, 2014	December 29, 2013
Assets:
Current Assets:
Cash and cash equivalents	$19,940	$17,108
Accounts receivable, net	12,684	22,568
Inventories	24,639	21,992
Prepaid expenses and other current assets	13,817	15,766
Deferred tax asset and other	3,058	3,212
Total current assets	74,138	80,646

Property and equipment, net	490,804	444,727
Goodwill	86,727	62,525
Intangible assets, net	43,429	36,800
Other assets, net	12,849	9,947
Total assets	$707,947	$634,645

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$18,891	$19,117
Construction related payables	19,714	14,682
Accrued payroll and payroll-related liabilities	42,069	45,919
Unearned revenue	25,872	35,740
Accrued liabilities and other	24,992	24,454
Total current liabilities	131,538	139,912

Deferred rent	56,510	51,985
Long-term debt	147,375	79,375
Long-term portion of capital lease obligations	8,071	8,513
Other non-current liabilities	8,212	7,457
Total liabilities	351,706	287,242

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000 shares authorized; 17,845 and 17,851 shares issued; 14,033 and 14,350 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,812 and 3,501 shares, at cost	(131,898)	(110,486)
Paid-in capital	199,928	197,145
Accumulated other comprehensive loss, net of tax	(1,180)	(25)
Retained earnings	289,373	260,751
Total stockholders’ equity	356,241	347,403
Total liabilities and stockholders’ equity	$707,947	$634,645

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 40 weeks ended October 5, 2014 and the 12 and 40 weeks ended October 6, 2013, net income and basic and diluted earnings per share, excluding the effects of executive transition charges in the second quarter of fiscal year 2014. The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the asset impairment charges and the loss on debt refinancing was calculated based on the change in the total tax provision calculation after adjusting for the identified items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2014	October 6, 2013	October 5, 2014	October 6, 2013
Net income as reported	$7,208	$4,661	$28,622	$25,280
Executive transition costs	—	—	544	—
Income tax expense	—	—	(183)	—
Adjusted net income	$7,208	$4,661	$28,983	$25,280

Basic net income per share:
Net income as reported	$0.51	$0.33	$2.00	$1.78
Executive transition costs	—	—	0.04	—
Income tax expense	—	—	(0.01)	—
Adjusted earnings per share - basic	$0.51	$0.33	$2.03	$1.78

Diluted net income per share:
Net income as reported	$0.50	$0.32	$1.97	$1.75
Executive transition costs	—	—	0.04	—
Income tax expense	—	—	(0.01)	—
Adjusted earnings per share - diluted	$0.50	$0.32	$2.00	$1.75

Weighted average shares outstanding
Basic	14,216	14,328	14,299	14,189
Diluted	14,397	14,600	14,516	14,472

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 40 weeks ended October 5, 2014 and the 12 and 40 weeks ended October 6, 2013, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Forty Weeks Ended
	October 5, 2014		October 6, 2013		October 5, 2014		October 6, 2013
Restaurant revenue	$263,883	98.7%	$226,844	98.3%	$850,696	98.5%	$762,647	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	68,241	25.9%	57,253	25.2%	216,150	25.4%	190,259	24.9%
Labor	88,918	33.7%	76,624	33.8%	282,410	33.2%	255,154	33.5%
Other operating	34,124	12.9%	29,463	13.0%	105,744	12.4%	95,016	12.5%
Occupancy	21,222	8.0%	17,132	7.6%	64,122	7.5%	56,484	7.4%
Restaurant-level operating profit	51,378	19.5%	46,372	20.4%	182,270	21.4%	165,734	21.7%

Add – Franchise royalties, fees and other revenues	3,493	1.3%	3,829	1.7%	13,297	1.5%	12,674	1.6%
Deduct – other operating:
Depreciation and amortization	15,209	5.7%	13,436	5.8%	48,216	5.6%	44,589	5.8%
General and administrative	20,106	7.5%	20,647	9.0%	72,645	8.4%	71,480	9.2%
Selling	7,725	2.9%	6,834	3.0%	27,928	3.2%	21,995	2.8%
Pre-opening and acquisition costs	2,605	1.0%	2,482	1.1%	7,045	0.8%	4,607	0.6%
Total other operating	45,645	17.1%	43,399	18.8%	155,834	18.0%	142,671	18.4%

Income from operations	9,226	3.5%	6,802	2.9%	39,733	4.6%	35,737	4.6%

Interest expense, net and other	986	0.4%	624	0.3%	2,134	0.2%	2,387	0.3%
Income tax expense	1,032	0.4%	1,517	0.7%	8,977	1.0%	8,070	1.0%
Total other	2,018	0.8%	2,141	0.9%	11,111	1.3%	10,457	1.3%

Net income	$7,208	2.7%	$4,661	2.0%	$28,622	3.3%	$25,280	3.3%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.